Exhibit 99.1

Balchem Corporation Announces Second Quarter 2013 Results

New Hampton, NY, July 31, 2013 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended June 30, 2013.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2013	2012
	Unaudited
Net sales	$83,296	$79,014
Gross margin	24,885	22,584
Operating expenses	8,269	7,759
Earnings from operations	16,616	14,825
Other (income) expense	(66)	1
Earnings before income tax expense	16,682	14,824
Income tax expense	5,100	4,852
Net earnings	$11,582	$9,972

Diluted net earnings per common share	$0.38	$0.33

Shares used in the calculation of diluted net earnings per common share	30,785	30,273

For the Six Months Ended June 30,

	2013	2012
	Unaudited
Net sales	$167,947	$155,217
Gross margin	49,117	43,742
Operating expenses	16,636	15,242
Earnings from operations	32,481	28,500
Other income	(64)	(12)
Earnings before income tax expense	32,545	28,512
Income tax expense	10,075	9,272
Net earnings	$22,470	$19,240

Diluted net earnings per common share	$0.73	$0.64

Shares used in the calculation of diluted net earnings per common share	30,701	30,295

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Sales, Record Net Earnings

For the quarter ended June 30, 2013, the company achieved record second quarter net sales of $83.3 million, which is an increase of approximately 5.4% above the $79.0 million result of the prior year comparative quarter. Record quarterly net earnings were achieved of $11.6 million, an increase of $1.6 million, or 16.1% as compared with the same period last year. The $11.6 million generated diluted net earnings of $0.38 per common share versus $0.33 per common share for the prior year comparable period, an increase of 15.2%. These increases reflect overall higher volumes sold in the quarter despite a disruption to production and sales in June due to the declaration of force majeure by a key raw material supplier, primarily impacting our various choline and choline derivative products reported in our Animal Nutrition & Health (“ANH”) segment. This situation was corrected in early July and full production capability has been restored.

The ANH segment, including specialties, choline and industrial derivative products, realized sales of $58.0 million, an increase of 5.8%, or $3.1 million over the prior year comparable quarter. Our global feed grade choline product sales were down approximately 3.5%, particularly from our North American customer base, where volumes sold were adversely impacted by the above noted force majeure. Our customers worked very closely with us on inventory level management and order patterns to work through this issue. Marketwise, broiler chick placements and egg sets were slightly higher in North America, and the USDA projection for broiler meat production continues to forecast modest growth for 2013. Such improvement however, is dependent on more normal crop and grain growing conditions resulting in declining feed prices. Sales of Italian-produced choline improved over the prior year quarter, primarily due to product mix.

The ANH specialty ingredients sector, largely targeted to the ruminant animal markets, realized an approximately 8.6% sales decline from the prior year comparable quarter. These comparative results were adversely impacted by the previously announced suspension of sales of AminoShure®-L, 52% lysine, which were realized in Q2 2012. Sales of non-AminoShure products were up 11.4% in the quarter, led principally by strong volume growth of NitroShure™.  Milk prices are currently forecasted to remain strong and expectations of moderating feed prices and strong export opportunities are all positive indicators that should support greater utilization of our products.

Sales of industrial grade products, also impacted by the above noted force majeure, again realized strong growth from the prior year comparable quarter, particularly due to volume. This sector comprised approximately 39% of the sales in the ANH segment for the quarter, up from 32% in the prior year comparable quarter. This improvement came principally from various choline and choline derivatives for industrial applications, notably for shale fracking.

Earnings from operations for the entire ANH segment increased approximately 23% to $8.1 million as compared to $6.6 million in the prior year comparable quarter. This quarterly earnings result reflects favorable operating efficiencies, offset somewhat by alternative sourcing due to the supplier force majeure event and slightly higher costs of other petro-chemical commodities used to manufacture choline and derivatives.

The ARC Specialty Products (“ARC”) segment generated record Q2 sales of $13.2 million, an increase of 6.1% from the comparable prior year quarter. This increase was

Balchem Corporation (NASDAQ:BCPC)

principally the result of strong sales volumes of propylene oxide for synthesis and nutmeat fumigation, as well as improved volumes of ethylene oxide for medical device sterilization. Earnings from operations for this segment, at $5.3 million, improved 8.9% from the prior year comparable quarter due principally from the product mix and increased volumes sold.

Sales of the Food, Pharma & Nutrition (“FPN”) segment were $12.1 million, an increase of 3.1% from the comparable prior year quarter. The food sector sales were up approximately 5.3% this quarter, with particular strength in international markets. We also realized strong double-digit growth in sales of VitaShure® products for nutritional enhancement, including sustained release amino acid products for sports performance products. We incurred a slight decline in our human choline sector from the prior year quarter, but this result represents a 5% sequential quarterly increase. Earnings from operations for this segment, however, declined 3.5% to $3.3 million, versus $3.4 million in the prior year comparable quarter, largely due to increases in costs of certain key raw materials for our human choline products.

Consolidated gross margin for the quarter ended June 30, 2013 improved 10.2% to $24.9 million, as compared to $22.6 million for the prior year comparable period. Gross margin percentage improved to 29.9% of sales as compared to 28.6% in the prior year and sequential quarter comparative period. Operating (Selling, R&D, General Administrative) expenses at $8.3 million were up approximately 6.6% from the prior year comparable quarter principally due to costs relating to increased employee headcount, recruiting and relocation.  Our effective tax rate for the three months ended June 30, 2013 and 2012 was 30.6% and 32.7%, respectively. This decrease in the effective tax rate is primarily attributable to the timing of certain tax credits and deductions.

The Company continues to maintain and grow a solid financial structure. Diligent working capital controls contribute strongly to the business performance. The $213.3 million of net working capital on June 30, 2013 included a cash balance of $171 million, up from $145 million at December 31, 2012, and reflects $5.2 million of capital expense funding year-to-date, predominantly for the new Virginia site.

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “These results again reflect certain quarterly fluctuations of each of the segments in our diversified portfolio. Overall volume growth of 4% versus the prior year quarter was negatively impacted by approximately 6.5% due to the previously noted force majeure event, yet we achieved 5.4% revenue growth at the consolidated level. We continue to be encouraged by the pipeline of growth opportunities across our businesses in North America and Europe, remaining optimistic about our ability to continue to grow for the balance of 2013 in the key markets we serve.

The negative volume impact described above, in combination with certain raw material cost increases, were overcome with other manufacturing efficiencies, product mix and reformulations to improve our gross margin by 1.3 percentage points, leading to this record second quarter earnings result as we stayed focused on the noted challenges and the needs of our customers.

Even with these quarterly challenges we continued to enhance our financial structure, achieve organic growth and seek out strategic acquisitions and partnerships.”

Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call
A quarterly conference call will be held on Wednesday, July 31, 2013, at 11:00 AM Eastern Time (ET) to review second quarter 2013 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Friday, August 16, 2013. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #418318.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2012. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Karin McCaffery, Balchem Corporation
Telephone:	845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
ARC Specialty Products	$13,219	$12,457	$25,999	$24,714
Food, Pharma & Nutrition	12,146	11,776	23,154	22,513
Animal Nutrition & Health	57,931	54,781	118,794	107,990
Total	$83,296	$79,014	$167,947	$155,217

Business Segment Earnings:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
ARC Specialty Products	$5,279	$4,849	$10,188	$9,578
Food, Pharma & Nutrition	3,269	3,389	5,776	6,098
Animal Nutrition & Health	8,068	6,587	16,517	12,824
Interest and other income (expense)	66	(1)	64	12
Total	$16,682	$14,824	$32,545	$28,512

Selected Balance Sheet Items
	June 30,	December 31,
	2013	2012
Cash and Cash Equivalents	$171,220	$144,737
Accounts Receivable	39,679	41,999
Inventories	24,714	20,693
Other Current Assets	3,188	4,480
Total Current Assets	238,801	211,909

Property, Plant, & Equipment (net)	54,512	52,725
Other Assets	46,137	47,911
Total Assets	$339,450	$312,545

Current Liabilities	$25,469	$30,234
Long-Term Obligations	8,589	9,299
Total Liabilities	34,058	39,533

Stockholders' Equity	305,392	273,012

Total Liabilities and Stockholders' Equity	$339,450	$312,545

BALCHEM CORPORATION
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2013	2012

Cash flows from operating activities:
Net earnings	$22,470	$19,240

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,231	4,806
Stock compensation expense	1,981	1,946
Shares issued under employee benefit plans	-	310
Deferred income tax expense	(783)	(828)
Foreign currency transaction loss	63	68
Changes in assets and liabilities
Accounts receivable	2,144	(2,784)
Inventories	(4,103)	(1,537)
Prepaid expenses and other current assets	1,065	515
Accounts payable and accrued expenses	(5,097)	2,632
Income taxes	848	6,753
Other	(35)	102
Net cash provided by operating activities	23,784	31,223

Cash flows from investing activities:
Capital expenditures	(5,171)	(3,198)
Intangible assets acquired	(216)	(10)
Net cash used in investing activities	(5,387)	(3,208)

Cash flows from financing activities:
Proceeds from long-term debt	-	178
Principal payments on long-term debt	-	(695)
Repayments of short-term obligations	(89)	-
Proceeds from stock options exercised	5,088	877
Excess tax benefits from stock compensation	3,164	1,182
Dividends paid	-	(5,237)
Purchase of treasury stock	(56)	(964)
Net cash provided by (used in) financing activities	8,107	(4,659)

Effect of exchange rate changes on cash	(21)	(77)

Increase in cash and cash equivalents	26,483	23,279

Cash and cash equivalents beginning of period	144,737	114,781
Cash and cash equivalents end of period	$171,220	$138,060